Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-197895 and 333-197894 on Form S-3 and Registration Statement Nos. 333-61969, 333-170451, 333-125697, 333-170448 and 333-170452 on Form S-8 of our report dated February 24, 2015, relating to the consolidated financial statements and consolidated financial statement schedule of Black Hills Corporation and subsidiaries (the “Company”), and the effectiveness of the Company’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of the Company for the year ended December 31, 2014.

/s/ DELOITTE & TOUCHE LLP

Minneapolis, Minnesota
February 24, 2015